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Exhibit 5.1

[IRELL & MANELLA LLP]

October 25, 2002

Wynn Las Vegas, LLC
Wynn Las Vegas Capital Corp.
3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109

          Re:  Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act.

Ladies and Gentlemen:

        We are counsel to Wynn Las Vegas, LLC, a Nevada limited liability company ("Wynn Las Vegas"), and Wynn Las Vegas Capital Corp., a Nevada corporation ("Capital" and, together with Wynn Las Vegas, the "Companies"), in connection with the filing by the Companies with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance by the Companies of $370 million aggregate principal amount of their second mortgage notes due 2010 (the "Notes"), including $5 million of Notes registered under a registration statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act (the "462(b) Registration Statement"). The Notes will contain guarantees (the "Guarantees") by Desert Inn Water Company, LLC, a Nevada limited liability company, Palo, LLC, a Delaware limited liability company, Valvino Lamore, LLC, a Nevada limited liability company, Wynn Design & Development, LLC, a Nevada limited liability company, Wynn Resorts Holdings, LLC, a Nevada limited liability company, World Travel, LLC, a Nevada limited liability company, and Las Vegas Jet, LLC, a Nevada limited liability company (collectively, the "Guarantors"). The Notes and the Guarantees, upon issuance, will be governed by an Indenture (the "Indenture") by and among the Companies, the Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"), in the form filed as an exhibit to the Registration Statement. This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

  1.
  The Registration Statement, in the form filed with the Commission;

  2.
  The charter documents of the Companies and their parent, Wynn Resorts, Limited ("Resorts"), as currently in effect;

  3.
  The form of the Indenture; and

  4.
  The form of the Notes (including the Guarantees).

We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and factual representations of officers and other representatives of the Companies, the Guarantors, Resorts and others.

        Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that, when (i) the Registration Statement and the 462(b) Registration Statement, as they are finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the Notes and Guarantees are duly executed, issued and delivered by duly authorized officers of the Companies and the Guarantors, respectively, and authenticated by the Trustee, all in accordance with the terms of the Indenture and the prospectus contained in the Registration Statement and incorporated in the 462(b) Registration Statement, the Notes issued by the Companies and the Guarantees issued by the Guarantors will be legally issued and the Notes and the Guarantees will constitute valid and binding obligations of the Companies and the Guarantors, respectively, enforceable against the Companies and the Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting creditors' rights generally and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law. The enforcement of the Guarantees may be further limited by statutory provisions and case law providing certain rights and defenses to guarantors, including exoneration of guarantors from their obligations under certain circumstances.

        We express no opinion as to the effect of the laws of any jurisdiction other than those of the State of New York; in particular, we express no opinion with respect to any Nevada statute, regulation or case law, including without limitation as to the effect of any Nevada statute, regulation or case law governing or relating to real or personal property securing the indebtedness and other obligations evidenced by the Notes and the Guarantees.

        We have relied on the Form T-1 and the certificates delivered by the Trustee as to the qualifications, authority, legal power and eligibility of the Trustee to act as trustee under the Indenture and to perform its duties in accordance with the terms of the Indenture.

        This opinion is given in respect of the Indenture, the Notes and the Guarantees only, and we express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein. This opinion speaks only as of its date, and we affirmatively disclaim any obligation to update this opinion letter to disclose to you facts, events or changes of law or interpretation of law occurring, arising or coming to our attention after the date hereof.

        This opinion is intended to be filed as an exhibit to the 462(b) Registration Statement for the benefit of the Notes and the Guarantees to be issued pursuant thereto and may not be otherwise used or relied upon and may not be otherwise disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. However, we consent to your filing this opinion as an exhibit to the Registration Statement and the 462(b) Registration Statement and any amendments thereto and to the use of our name under the caption "Legal Matters" therein. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Notes and the Guarantees. In giving such consents, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ IRELL & MANELLA LLP
Irell & Manella LLP

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  Exhibit 5.1